EXHIBIT 99.2

RSA SECURITY INC.

Moderator: Jerry Sisitsky
April 17, 2006
3:30 pm CT

Jerry Sisitsky:
Good afternoon everyone, and thank you for joining us today. This is Jerry Sisitsky, Investor Relations Manager at RSA Security. All lines will be in listen only mode until the question and answer session. If you would like to ask a question, please at that time press star one on your telephone keypad.

For those of you who do not have a copy of the financial results press release that we issued today, you may access a copy through the investors section of our website at rsasecurity.com.

We apologize for the delay in the release being issued. On the call with me today is Art Coviello, President and CEO. Art is going to provide you some additional details with regard to our financial results for the first quarter of 2006, provide financial guidance for the second quarter of 2006 and then we will open up the call for your questions.

Today Dave Stack our Director of Financial Planning and Analysis will also be available to take your questions today. Before I turn the call over to Art, I’d like to note that statements related to our financial expectations for the company are based on our estimates only as of today, Monday April 17, 2006 and should not be relied upon in the future. Our actual results may materially differ from those indicated by forward looking statements we make during this call as a result of various important factors, including those discussed in the company’s most recent annual report on form 10K and subsequent quarterly reports on form 10Q on file with the Securities and Exchange Commission.

In addition, during this call we will present some non-GAAP financial measures. Information on how to reconcile the non-GAAP financial measures to GAAP and why we believe the non-GAAP financial measures are useful to investors may be found in the financial results press release that we issued today. With that, I will now turn the call over to Art.

Art Coviello:
Thanks Jerry. Good afternoon everyone. We really built on the renewed growth momentum that we had in Q-4 and are off to a very strong start for ’06 with our Q-1 results. Q-1 was a record quarter. We had our highest ever quarterly revenue and the first quarter was the best first quarter in our company history from a bookings perspective with 30% year over year bookings growth and a book to build ratio of almost 1.1 to 1.

During the first quarter we had our highest ever shipment of authentication credentials shipping over 1.7 million units representing an 11% sequential growth over Q-4 of ’05. Of these, over 600,000 were credentials for consumers, but 21% sequential increase over our fourth quarter shipment for consumers.

Additionally, we transacted with over 6000 customers during the first quarter including almost 800 new customers. The 800 new customers that we added in Q-1 represents a 26% year over year increase in the number of new customers added, bringing our total customer base to well over 20,000.

Moving on to highlights by each division, in the enterprise, we shipped over 1.1 million enterprise authentication credentials during the first quarter, up over 5% sequentially from Q-4 of ’05. This quarter, approximately 75% of our SecurID products were sold through the indirect channel, up from 70% from the fourth quarter of 2005, again showing more momentum in our new channel program that we established last May.

During the quarter, we announced the series of new initiatives and products designed to provide organizations worldwide with the greatest flexibility and choice implementing stronger authentications. These efforts support our goal of helping customers reduce costs and ease deployment efforts by ensuring that our SecurID technology can be leveraged across the broadest range of devices, software platforms and online services.

First, we introduced the strategy to enable the ubiquitous strong authentication by integrating RSA’s SecurID into everyday devices and software such as mobile phones, PDA’s USB thumb drives, mobile flash memory cards and so on.

By transforming these devices into strong authentication platform, RSA SecurID authentication moves beyond self contained hardware tokens to an unprecedented array of devices. In Q-1 we put this plan into action and already signed on several flagship partners, including M-Systems, Motorola, SanDisk, Research in Motion (RIM) and others.

Second, we launched the RSA SecurID toolbar token, an easy to use, strong authentication option delivered in the familiar web browser tool bar format. With the toolbar, users navigate to the website protected by RSA SecurID technology and then utilize the token code appearing in the tool bar offering consumer facing organizations a simple way to arm their customers with stronger protection on line.

During the first quarter we sold approximately 300 RSA SecurID appliances, of which 50% were to new customers. Since the appliance can be deployed in as few as 15 minutes with few IT resources it is already becoming a significant driver of growth in the capture of small to medium sized business customers and in new accounts.

During the first quarter, we also announced version two of the appliance which scales to 50,000 users, making it possible to meet the demands of enterprise customers seeking an applianced based solution.

With regard to renewal cycles, we are continuing to work through the issues associated with the effects of lower than average growth in the renewal base from the ’01 and ’02 time period. Due to the historical growth in token shipments from ’03 onwards, we expect to see this trend start to reverse itself and slowly rebound over the course of ’06 and into early ’07.

In the consumer division, we also had strong results, which includes RSA’s SecurID for consumers as well as our host RSA Cyota managed service offerings targeted to consumer facing financial institutions.

As I mentioned previously, of the approximately 1.7 million authentication credentials we shipped, over 620,000 were consumer related, which is more than a 20% increase from the fourth quarter.

Turning to some of the new metrics that we began disclosing last quarter, the total estimated unrecognized revenue from managed services, service contracts increased from $24.2 million at the end of the fourth quarter to $30.2 million at the end of the first quarter of ’06. These agreements are typically multiyear and the $30.2 million represents the amount that we would expect to recognize over the remaining life of these contracts. Typical terms are from one to three years.

The short term estimated unrecognized revenue from these contracts increased from $11.4 million at the end of Q-4 to $15.3 million at the end of the first quarter. Included in the total consumer revenue of $5.4 million for the first quarter is approximately $3.5 million related to managed service contracts or the Cyota business.

We are providing this metrics only for this quarter and will not provide the metric going forward. However, I wanted to be sure that everyone could compare our progress back to the guidance that I provided in our press release on January 9 of this year. This guidance called for Cyota revenue in the range of $3-4 million in the first quarter of ’06. Given our success in growing the revenue contributions from these managed service contracts we remain comfortable with the earlier projections that we gave for the Cyota business of annual revenue in the $22-$25 million range.

This quarter we won more than two dozen new deals with our RSA Cyota managed service offerings, including deals with E*Trade, Barclays Bank and Susquehanna Bancshares and others worldwide. In addition we successfully closed with more than 20 customers for our RSA SecurID on premise consumer offering.

E*Trade, who had an extremely successful roll out of RSA SecurID technology which continues, has now also selected the RSA Adaptive Authentication solution as well as our anti-phishing service to provide enhanced on line security for its broad base of customers.

RSA Adaptive Authentication, the integrated solution created since we acquired Cyota will deliver an additional layer of behind the scenes fraud protection and consumer authentication for all of E*Trade’s customers. E*Trade will also join our FraudNetwork community which is a cross institution online fraud repository designed to allow financial institutions to share frauds to profiles and efficiently detect and stop online banking and online commerce fraud in real time.

We also closed a new deal that I mentioned with Barclays Bank during the quarter. Barclays has been using the RSA Cyota FraudAction service to fight phishing and pharming since October of ’04 and Barclays is now launching the RSA Cyota Transaction Monitoring solution to further protect its online banking users. The solution authenticates users behind the scenes and detects online fraud while placing no inconvenience on consumers.

The pipeline for our full suite of consumer offerings is very strong, and I look forward to updating you on the progress we are making over the course of the next few months.

On to developer, the developer solutions division also had another strong quarter with bookings of approximately $8.7 million dollars. In particular, we are generating significant interest in our RSA Key Manager System. We are seeing strong market interest in the value proposition of enabling businesses to effectively manage the life cycle of encryption keys and helping companies comply with the key life cycle management guidelines of the Payment Card Industry Data Security standard, a global initiative spearheaded by leading payment card companies which strives to protect consumer’s transaction data.

Q1 ’06 is the first full quarter of financial results that includes both RSA Security and Cyota operations on a combined basis. This will be reflected in the sequential quarterly comparisons of operational expenses. As to the overall financial performance, we generated $87.5 million in revenue for the first quarter of ’06, compared to $75.6 million in revenue for the first quarter of ’05.

This was, as I said, a record quarter for the company with regard to revenue and a record first quarter for the company for bookings. Our book-to-bill ration was approximately 1.1 to 1 up significantly from the first quarter of ’05 when our book-to-bill ratio was slightly under 1 to 1 on much lower quarters.

We closed the quarter with over $119 million in combined deferred revenue, backlog and estimated unrecognized revenue from manage service contracts. This is an 8% increase from the fourth quarter of ’05 when we began reporting this combined term. In light of the fact that there are new accounting regulations that cause GAAP accounting to be different this period as compared to prior historical periods, we are providing tables in our financial press release today that reconcile from GAAP to non-GAAP results.

These tables are intended to help people more accurately compare current and prior period results and to help assess the ongoing operations of the business. I would refer you to that press release for more detailed information on GAAP and non-GAAP results.

Non-GAAP product margins for the first quarter were 79.7%. This compares to fourth quarter product margin of 79.7% as well. Maintenance and professional service margins for the first quarter were 71.6% compared to Q4 of 71.7%. Non-GAAP gross margin in total for the first quarter was 77.3% compared to 77.4% for the fourth quarter of ’05.

On a non-GAAP basis, R & D expenses were $16.9 million, or 19.3% compared to $15.1 million or 18.4% of revenue in Q4, primarily related to increased cost from the Cyota engineering team. On a non-GAAP basis the selling and marketing expenses were $28.5 million or 32.6% compared to $26.9 million or 32.9% of revenue in Q4. On a non-GAAP basis G & A expenses were $10.2 million or 11.6% compared to $8.3 million or 10.2% in Q4.

The increase is primarily due to expenses associated with consolidation the GNA operations following the acquisition of Cyota. Additionally during the quarter, we incurred restructuring charges of approximately $2.6 million as related to the consolidation of engineering resources that we outlined in Q4. This is in line with the guidance that I provided you on our last financial results call first quarter restructuring charges that we gave in a range of $2-3 million.

Additionally, we have absorbed $600,000 in GAAP and non-GAAP costs as related to the Cyota retention plans. While this is not a one time cost it is for a finite duration lasting only three years with approximately 50% of that expense expected to come in ’06. We also absorbed $300,000 in Q1 of additional nonrecurring termination costs.

On a non-GAAP basis, income from operations was $12.1 million, compared to $13 million in fourth quarter of ’05. Going forward we anticipate our annual effective tax rate to be in the low to mid 20% range. We closed the fourth quarter with cash, cash equivalent and marketable securities of $208.2 million up from $187.8 million at December 31 ’05 and a decrease in our day sales outstanding for receivables.

On a non-GAAP basis, cash flow from operations for the quarter was $16.3 million and non-GAAP cash flow from operations on a diluted share basis with $.22. This reflects the tax benefit from the exercise of stock options in previous quarter the tax benefit from stock options was included in operating GAAP activities due to a change in GAAP accounting this benefit is now included in financing activities.

During the first quarter we repurchased over 82,000 shares of RSA Security common stock for approximately $1.2 million.

Shifting to guidance for second quarter, guidance is current only as of today, Monday, April 17 and the company undertakes no obligation to update these estimates. So, for the second quarter, the company anticipates revenue to be in a range of $88 to $92 million. The company anticipates non-GAAP earnings per share for the second quarter to be in a range of $0.14 to $0.16. Company anticipates GAAP earnings per diluted share for the second quarter of ’06 to be in a range of $0.06 to $0.10. Included in GAAP earnings per share, the company anticipates similar charges to what we experienced in Q1 including a stock based compensation charge in accordance with statement of the Financial Accounting Standards Board 123R in the range of $4-5 million or $0.04 to $0.05 per diluted share.

Restructuring charges in the range of $500,000 to $1 million, roughly no impact to earnings per share to a penny related to the company’s restructuring of its engineering resources. Amortization charges of intangible assets primarily associated with our acquisition of Cyota of $1.3 million or $0.01 per diluted share.

In closing, I am very pleased with our results this quarter and what typically proves to be a seasonally slow quarter as it was for many other security firms, we built our deferred revenue balance, added to our contracts under management and generated significant revenue growth. At this point I will now turn the call over to the operator to open the calls to your questions.

Operator:
At this time Ladies and Gentleman, I would like to remind everyone if you would like to ask a question, please press star followed by the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Jonathan Ruykhaver with Raymond James and Associates.

Jonathan Ruykhaver:
Hi, good afternoon Guys, good quarter. Do you break out the mix between enterprise and consumer customers in terms of the 800 number you gave?

Jerry Sisitsky:
It’s predominately enterprise, you know, the consumer still is still ramping.

Jonathan Ruykhaver:
Okay. I guess what I am also trying to get at is a little more color on activity levels in the retail bank authentication like in North America, and obviously we know about E*Trade and Washington Mutual. But can you talk to overall pilot activity and what is your sense on the foreign factor that banks will use to meet the FFIEC requirements in North America and also maybe some color on your deal with Jack Henry, what kind of activity you are seeing from that channel.

Art Coviello:
First, let me say that activity is clearly at an all time high. The acquisition of Cyota I think is the watershed for the company all out of proportions to the revenue generated. But, we had a significant increase if you compare what Cyota did on its own in Q4 verses the ramp up that we got, not only in the deals we closed in Q1 but also in the pipeline. The same is true in terms of momentum for our own SecurID consumer facing deals. We’re just, you know, I always thought we were an extremely credible vendor in this base, but the Cyota acquisitions has really taken any remaining view of the company as a token company and I think that has been dramatic in terms of our abilities to get into accounts.

I will say that in terms of what we are seeing, in terms of types of solutions companies are looking for, I think the UK and the United States are probably the strongest around risk based authentication and then the rest of the world, I think is tending to look more at a more active type authentication mechanism, that is why, as a toolbar product, I think is a really good one. That is why the program to create authentication devices out of anything you carry is a good one. And then of course the tried and true tokens, I think I mentioned we had a couple dozen deals worldwide there.

I do believe, however, that increasingly both outside the US and Great Britain you will see more people looking at risk based authentication to complement other things that they are doing, and I also think in the US because of the FFIEC, I think all options are on the table and we are starting to see some pretty good activity for tokens.

But, keep in mind that in the case of the fraud network, these solutions that we sell are not necessarily mutually exclusive. You may choose either tokens or risk based authentication and in that sense, choose one over the other. But the fraud network, the anti-phishing capability and the fraud monitoring for online credit card transactions, as well as online banking, is a very powerful combination for any type of authentication methodology that you choose. And keep in mind, there are more and more sophisticated attacks like hijack Trojans that can follow in a properly authenticated user which again makes the combination of offerings that we have through the Cyota service as well as our authentication capabilities, that much more meaningful.

Jonathan Ruykhaver:
So, you do see, so I mean this is North America where the customer wants to look at Cyota but they are potentially looking at the point of these SecurID tokens.

Art Coviello:
Sure, yeah.

Jonathan Ruykhaver:
Okay. Great, thanks.

Operator:
Your next question comes from Walter Pritchard with Cowen.

Walter Pritchard:
Hi Art. Just one question on the enterprise side, could you just give us some commentary around what you saw in ClearTrust, I recall that being a pretty strong business in Q4, just wondering if that continued into Q1?

Art Coviello:
Yeah, it was off seasonally, I think from a strong Q1. But the pipeline, I think was substantially replenished in Q1. So, we had probably a better revenue quarter than we did bookings quarter, but verses where we are with our plan I am actually, I am pretty satisfied.

Walter Pritchard:
And just on the guidance, overall I see you are providing Q2, what would it take for you to provide full year guidance or is that just something that you are not going to provide at all going forward?

Art Coviello:
We stopped doing that in ’02 and I think that it serves us well. You guys have kind of all of the IT growth metrics that we have, and I am confident that you can extrapolate off of our results. So, I like doing the quarter to quarter guidance. And so, will continue doing that. I will tell you that it is even harder this year, because the situation is very dynamic. So, in Q4 we had such a strong quarter that while I thought we were going to have a strong quarter, you know, we broke all records in terms of orders, so it surprised me on the upside. I actually thought I was relatively restrained on the Q4 call. I even said, you know, one sunny day doesn’t make a summer. Well, now we have two sunny days, because I think record results in Q1 speak to that.

It was our third biggest bookings quarter, actually excluding what we did with Cyota, which make it our second biggest bookings quarter, and our only two quarters better were Q4 of this past year and Q4 of ’04. So, when you can have a seasonal quarter like that in Q1 I think it bodes well and it speaks to a different dynamic that is operating in the market and we’re just going to have to track it closely over the course of the year.

Walter Pritchard:
And just lastly, any update on CFO search?

Art Coviello:
Yeah, as I’ve said when questioned on this, when we have one, we’ll announce it. I will tell you that progress has been extremely good, it has taken a little bit longer, but I am confident that we are pretty close.

Walter Pritchard:
Thanks.

Operator:
Your next question comes from Todd Raker of Deutsche Bank.

Todd Raker:
Hi Art, good quarter.

Art Coviello:
Thank you.

Todd Raker:
Two questions for you. First, can you just talk about the enterprise business and what we should be thinking about in terms of longer term secular growth rate and if my recollection is correct, I believe the comps from a renewal perspective are starting to get a little bit easier for you in the September quarter. Are you expecting kind of the core token business on the enterprise side to pick up a little bit in the back half of the year?

Art Coviello:
Yeah, it will be interesting to see exactly how that goes. And I don’t want to create an expectation that all the sudden, because we are out of this token trough period that things are going to just jump up dramatically. Because the fact is, not withstanding the renewals, if we’re not growing new customer accounts each quarter then no amount of recovery on the renewals is really going to save us. So, I look at the renewal trough ending as absent of a negative but we’ve got to make sure that we continue growing the new customer account base and expanding within existing accounts.

And basically what Q1 is telling us is that is happening. What Q1 is telling us is that the channel program now seems to be kicking in. We are getting some feedback, I talked to a couple of channel partners about some level of dissatisfaction on a couple of fronts that we are tweaking and fixing, but by and large it is absolutely creating the behavior that we were hoping it would create.

So, this business has been a bit maligned and maybe deservedly so, because we were flattish for much of last year. But, you know, the enterprise part of our business is still the vast majority of our business. It needs to grow and I am confident that it will grow aided by the end of the renewal trough in the latter part of Q3 and Q4.

Todd Raker:
Okay and the other question I had for you is, you highlighted the tool bar product, both in your commentary and in the press release earlier. Can you talk about the economic model with the tool bar product? How do you guys price that product?

Art Coviello:
Yeah, it is basically just like we would price a software token.

Todd Raker:
Is it per consumer?

Art Coviello:
Yeah, it would be like a subscription model, you know, it would be a lot less expense on volume, on significant volume but, we, I think our creativity and our development has been particularly ingenious over the last year. And we’ve yet to even start to experience the fruits of some of these things.

I don’t think there is a single other company that is offering customers as much choice, and that, I think is the big insight that we probably had about a year, year and a half ago, that we really had to change our mindset and again, not just rely on the token, but to leverage it, leverage the one time pass code technology that is a de facto standard in the industry and open it up to other peoples devices and open it up to other methodologies like toolbars for bringing the technology to market.

Then you combine with what we’re doing with the Cyota technology and risk based analytics and it is a powerful combination.

Todd Raker:
And did the tool bar product generate revenue in the quarter?

Art Coviello:
No, we just basically brought it to market, so I would start to see revenue in Q2 and beyond.

Todd Raker:
Okay, thanks Art.

Operator:
Your next question comes from Erik Suppiter with Pacific Growth Equity.

Erik Suppiter:
Hey, congratulations.

Art Coviello:
Thank you.

Erik Suppiter:
Couple of questions, just one point of clarity I want to make sure, the $5.4 million in the consumer solutions, that does include the $3.5 million for Cyota, is that correct?

Art Coviello:
That is.

Erik Suppiter:
So, in essence, the token sales there went from about $1.5 to $1.9 million sequentially? Is that correct?

Art Coviello:
Well, the recognized revenue, right, because we recognizing revenue on a subscription basis. I mean, we’ve got a hell of a lot of tokens out there and that should ramp. But now you’ve got nice trend line to follow the entire consumer business from here on out.

Erik Suppiter:
Okay, very good. And what were the units shipped to Japan Net Bank?

Art Coviello:
I don’t have the exact number but we only started shipping the Japan Bank Units late in the quarter and we expect to ship those through Q2 and into Q3.

Erik Suppiter:
Okay. And then lastly, on the government side, can you, any qualitative comments in terms of what kind of government business you saw during the quarter because some of your peers had a slow quarter there.

Art Coviello:
Yeah, I am not going to comment on our peers and competitors, because there is just so many facets to the government space. We’ve been doing progressively better in the government, but we’ve never had a significant percentage of our revenue dependant on federal government sales. I actually think it is finally looking like a growth opportunity for us.

Some of the deals that I talked about earlier for ClearTrust and for FIM are information sharing oriented, and we seem to be getting better and better traction there, so Q1 was a good quarter, but I expect to have accelerating growth, albeit, off of a small base over the course of this year.

Erik Suppiter:
Very well, and congrats again.

Art Coviello:
Thank you.

Operator:
Your next question comes from Steve Ashley with Robert Baird.

Steve Ashley:
Hi, couple of things. First of all, are you able to tell us a little bit about how dilutive Cyota might have been in the period?

Art Coviello:
Yeah, I, whatever we gave for guidance is roughly where we came out. The only exception to that was we probably absorbed a bit more on the employee retention costs because we did do some early termination in the G & A area. So the deal was, if we didn’t retain those people we would pay to sever them and we have absorbed those costs, so that might have made the whole Cyota portion of the business a little bit more diluted than our original guidance, but we ought to get that on the back end.

Steve Ashley:
Great, and if we look at the core business, if we just take the consumer tokens out of the total, we saw an increase in the underlying business, both sequentially in year over year. Can you talk maybe a little bit about what, and again, what might may influencing that?

Art Coviello:
Yeah, I think it is predominately a channel related, from the middle of ’02 right though the middle of ’04 I think we did a good job capturing small to medium size businesses, but it was clear in the later part of ’04 that to get at more of that we had to change to dynamics of our distribution methodology for our channel partners two tier and reseller. And I don’t think that we reacted fast enough, which might have contributed to the slow down that we had in the first half of ’05 and maybe we didn’t see it falling off as much.

And I think over the course of last year we recaptured that. And hopefully, you know, we’ve got the right formula, but distribution is something that constantly have to continue to evolve and I think that has been a big driver. The other thing is the appliance, which makes it easier to get at some of these small to medium size businesses. So, I mentioned we sold 300 units, I think that is significantly above what we did in Q4.

The momentum for that product in the channel is quite strong. So, that alone might have driven 150 out of the 800 new accounts and I don’t know the exact numbers, but, I’d say that is a pretty good educated guess. So, the more traction we get, with the channel program and with the appliance, I think it is going to help us and these other things that we are doing, like to tool bar and using devices that you carry everyday like memory sticks and cell phones and PDA’s, once we get that launched that doesn’t just help the consumer part of the business, it also helps the enterprise part and I am not clear which one it helps more, quite frankly. But we ought to get leverage for both.

That’s another thing about the consumer business. So much has been discussed about things like ASP’s and the like. All the consumer business is green field business for us and we get to leverage so much technology across both divisions that whatever we lose in terms of ASP on the consumer side, we make up, not only in volume, but also in leveraging our operating model.

Steve Ashley:
Great, and lastly, were there any or many large deals in the period deals greater than a million dollars?

Art Coviello:
Yeah, there were, but surprisingly for this volume of orders, not nearly as much as I would have expected. So, there were several. But, you know, glad I’m not telling you this, but you know, we also have several big deals fall out of the quarter but turns out we didn’t need them. So, as opposed to having to say, we didn’t make the number because big deals fell out of the quarter, we’ll, several big deals did fall out of the quarter which only would have made it better.

Steve Ashley:
Great. Thanks so much.

Operator:
Your next question comes from Sarah Friar with Goldman Sachs.

Sarah Friar:
Good afternoon Art. Just following up on some of your comments around success you have had with Cyota. Are there other pieces that you would want to add to that portfolio, and I guess it’s kind of a use of cash question. Would we expect to see you do other small (tuckin) M&A given the success that Cyota has been?

Art Coviello:
Well, as you know, Sarah, we don’t comment on future acquisition prospects on these.

Sarah Friar:
Sure.

Art Coviello:
But we like the position we’re in, but clearly if we have an opportunity to further our strategic goals we’ll be sure to take advantage of it.

Sarah Friar:
Okay, and then just, on the competitive environment, could you talk just a little bit about pricing, because I just look at kind of the number of tokens you sold, and obviously, you had a very strong bookings quarter, but it still seems as if the price per token is ticking down. Is that part of just broader penetration into current customers so you are moving them that cost curve that you’ve shown us before of volume and price. Could you just make some comments there, that would be helpful.

Art Coviello:
Okay, Sarah, I’m only going to answer this question once only, and I am laughing because the ASP within the enterprise actually went up this quarter. We do track it, you know, there is a blended price, if you include the consumer piece, you know, it does go down, but I think that we did a good job explaining the volume cost methodology that we have in the analyst meeting that we had at the RSA Conference. It’s in a slide that we filed with the SEC and yeah, it’s incredibly competitive in these consumer deals, but in the enterprise, while I do expect it will trend down. And it does trend down with renewals, it does trend down with the major accounts, but when we have a big quarter in terms of new customer accounts, and there are small to medium size businesses, the ASP in those helps to significantly upset any price erosion that we have in major accounts in the enterprise. And then as I said, with the consumer it is all green field anyway. And we price competitively to win business there.

Sarah Friar:
So, the channel strategy may actually be helpful, it is helping that enterprise ASP to the extent you are targeting more midsize enterprises?

Art Coviello:
Absolutely.

Sarah Friar:
Okay, and then just one final one, just R & D as a percentage of sells, I know you’ve been making a lot of moves to restructure move R & D at lower cost restrictions, should we expect to see that tick down, or is that a good level kind of around 19% of revenue.

Art Coviello:
Yeah, well, I’m going to take that question kind of in the context of the overall operating model. And, I am not going to give you huge specifics, but it should help you in guiding your models this year. I think it is clear that we are on a better growth projectory based on the results that we have and the guidance I gave for Q2. And I want to drive that as much as possible because I do think the opportunity is actually building and I want to make sure we take advantage of that from a sales and marketing standpoint. And that we keep up with things from an engineering standpoint. So, I may sacrifice a bit at the operating margin line and our progress might be a little bit more slow over the course of this year in terms of growing it from just under 14 up towards our longer term model of 20 and above.

But, in terms of EPS, I think we will certainly be able to hold the EPS if not do better, depending upon the growth, but we are going to drive growth and improvement in the operating model. But I will sacrifice a little of that for the additional growth, because it is time to make sure that we capture the market share and stay ahead. So, we are nursing several things. The integration with Cyota, which went spectacularly well, in Q1.

Chris Young and Neftali Bennett collaborated I think very well to get things on track, I think there’s lots more we can be doing on the sales and marketing side, notwithstanding the great quarter that we had, but we haven’t even begun to get the synergy that I expect.

And in terms of development, the Cyota piece is a self contained unit for the most part, and we are trying to give them more resource to push a number of feature functionality elements that they have in their plan. But I also am trying to expedite our opening of our Indian operations and may take some redundancy in engineering costs to do that. And it will pay dividends in ’07 and beyond.

Sarah Friar:
Okay, that’s great, thanks for the color.

Operator:
Your next question comes from Gregg Moskowitz from Susquehanna Financial Group.

Gregg Moskowitz:
Thanks, and congratulations, Art. Nice quarter. I guess, just starting off, a quick housekeeping. The Cyota revenues are they categorized as service and maintenance or are they falling into product?

Dave Stack:
It’s in services.

Gregg Moskowitz:
Okay, it is in services, so that’s the Q4 to Q1 delta, okay. And on the growth margins, I think, and obviously a very strong quarter so if there were nit to pick, I think growth margins you weren’t looking at or targeting a low 80% margin, and came in slightly below that. I am guessing probably a fair amount of that was the stronger than that expected uptake on the appliances. Just wanted to get your feedback if there was anything else driving that and then also where you saw that trending for Q2.

Art Coviello:
Dave, you want to reconcile that for us?

Dave Stack:
From the non-GAAP gross margin of roughly 77.3% I think some of the delta beyond that, as we integrate Cyota operations, again, as you just mentioned, it’s delivered as a service, so we’ve incorporated all the hosting sites and the expenses related to that and would really look to build from here. So, as a revenue continues to grow, we’ll get more leverage from that, but I, the main delta from Q4 is certainly the integration of Cyota being delivered as a managed service.

Art Coviello:
So, there is a lot of fixed costs between what we have done for the SecurID service as well as the Cyota that we shouldn’t have to grow dramatically as we grow the revenue.

Gregg Moskowitz:
And Dave, was there anything else on the product side, or was it just a function of more appliance sells during the quarter?

Dave Stack:
The appliance, I would say marginally had an impact on gross margin, where Art mentioned earlier sold more appliances in Q1 verses Q4, but no, it was mainly the integration of Cyota operations in Q1.

Gregg Moskowitz:
Okay, great. And then, just lastly, Art. Wondering if you can give us an update on the GoID network, the consumer authentication service and when we might expect that to go live?

Art Coviello:
So, we’ve got a number of pilots and I think that will, that should build over the year. And in terms of go live, I think that will be more of a function of when customers are ready, because I think we are increasingly ready to receive them.

Gregg Moskowitz:
Okay, perfect. Thanks.

Operator:
Your next question comes from Katherine Egbert with Jefferies.

Katherine Egbert:
Hi, good afternoon. Art, I am wondering if you could just offer some thoughts on why RSA seems to be doing so well and so many other small and even medium and big security companies aren’t doing as well. Do you have any thoughts?

Art Coviello:
Yeah, I think it’s the growth prospects that we have, Katherine. And I was extremely frustrated as you know, for the greater part of last year that you know, all indications were that we were in a market that should be growing, and I think we started to see it in Q4. Clearly, we had some execution issues that I think we have overcome and I think overcome them quite well. But, I see momentum building and I see it building based on the prospect lists. So, I was all but, and I don’t want to be too melodramatic here, but somewhat despairing by July of last year on this consumer thing that it was ever going to take off. And then, when we picked up steam, we added Cyota and now we have tremendous momentum.

You know, I started to feel the same way on the enterprise business, not on the remote access portion, but on the internal, the SecurID for Windows and the sign on manager related products and I started to feel that way in January. But, again, I think there is an air of inevitability that while we won’t eliminate passwords, we have to do a better job adding products technologies and services that make them more secure and easier to use.

And that inevitability gives us the growth opportunity. So, we are seeing it in consumer first, we are recovering it in the remote access, the traditional part, I think we see a tremendous opportunity inside the firewall for authentication and now our developer business is coming on so, you know, the company’s range of solution and reputation in the market, I think, is going to give us a tremendous leg up because now, we’re getting called in. There is much more a pull in the market and less about having to push all the time.

You know, if that holds true what we’ll see in the second half of the year is sales cycles out of compress. And just the sheer volume of activity ought to just generate more and more orders. And that is what we are trying to build towards.

Katherine Egbert:
And then given Cyota’s subscription model, do you feel like you are more comfortable with your forward visibility than you have been in the past?

Art Coviello:
Well, yeah. And its not just the subscription, we lock the edge in Q1 of last year where the bookings fell off so dramatically, you know, we lost our backlog and I said through the whole year, we had to build that back up. So, here we have a record revenue quarter and our product back log actually goes up for a change. So, we have more visibility than ever before, you know, here we are, the 17th of the first month of the quarter and in terms of what we have either shipped or shippable, we’re better than half way for that range that we offered.

Now, don’t get excited and think we are going to explode past that range. But, that gives us the level of comfort that you know, in the last two or three weeks of the quarter, the orders that we are getting in are basically to replenish the backlog and to be more planful about the next quarter’s business.

Katherine Egbert:
Okay, and then finally, given the deals you’ve signed, Jack Henry, Washington Mutual, and some others with Cyota’s that you’ve announced or closed the acquisition, you’ve mentioned that you are comfortable with that turning to $25 million range, is there any chance you would increase that?

Art Coviello:
I would probably increase it for next year, the problem as you know, is getting these people up and running and then getting the revenue recorded. So, if we keep this ramp up, you know, it bodes well for ’07. But I don’t think the, I mean, it’s possible, and again, I think we’ll get better as the year progresses in terms of getting people on line faster. Some of these anti-phishing deals by the way, I mean, they go real fast. And we’re getting more and more of those as well.

I’m not prepared to say we do better, but ’07 is certainly looking better.

Katherine Egbert:
Okay, thanks Art.

Art Coviello:
Yep, thanks.

Operator:
Your next question comes from Ed McGuire with Merrill Lynch.

Ed Maguire:
Yes, good afternoon. Art, could you talk about plans for folding the Cyota offerings though the channel, whether you plan to continue selling that direct?

Art Coviello:
So, we will continue to sell it direct for consumer facing organizations. For the foreseeable future, and we are just trying to figure out how best to get it into the channel. Your question is a good one and keep asking it every quarter so I can turn to Chris Young and Neftali and say, why haven’t we got this done yet.

And I say that a little tongue in cheek, but you know, we’ve only had it for one quarter and the first order of business was not to screw things up. Second order of business was integrating things as quickly as possible, get both sales forces selling both sets of products. The next step is to better leverage the enterprise sales organization and after that comes the channel. So, it’s certainly in our planning, and it’s basically one foot in front of the other until we get it done.

Ed Maguire:
That which is going to lead me to my next question. Which was, how much of your RSA specific consumer annotative right now are you running through the channel or are you also taking a direct sales approach to things like the appliance tool bar?

Art Coviello:
It’s almost all direct, I mean, some channel partners may be taking us in on a SecurID sale, but not yet on a Cyota one. And that would include the channel would pick up the tool bar right away. Believe me, I can’t get this into the channel fast enough, but we’ve got to absorb it ourself first.

Ed Maguire:
Okay. Thanks very much.

Art Coviello:
Yeah, one more question. I guess we are kind of running a little over time.

Operator:
Your next question comes from Horicio Cambrano with Bush Morgan Securities.

Horicio Cambrano:
Thank you. Good quarter. Question on BSAFE. You’ve had a very good quarter here, it sounds like on bookings as well. Can we expect to see that go from sort of a lumpy business with the PCI data standards driving your key managers product to something more of a sequential grower consistently and what kind of year over year growth do you think you could see in that business?

Art Coviello:
So, I actually just met with the general manager of that division, Rick Welch this morning, and I asked him that very same question. But, I hope he is listening. I’m of the opinion that we ought to be able to grow it sequentially in fairness to these guys, this key management system is a new product, its just starting to get some traction. They did a great job last year growing 20%, so I will take a lumpy 20% anytime.

But I think they have the capacity to grow that business and I think as we get to a lot of large numbers with the account, that you’ll see us get a better trend line. I think at some level from a revenue perspective, it’s already getting that way. And I think that over time, from bookings stand point, it’ll come a lot closer to that.

But, I am glad you brought up that division, because I do think that this whole key management and encryption at the application layer is going to be increasingly important and represents just another great market opportunity for us.

Horicio Cambrano:
I understand the whole volume cost ramp up and how you can make up margin on operating margin verses gross margin, but if I were to look at the enterprise business and some of your renewals, if a lot of those were to move to Blackberrys and sort of sort, since you now have, you’re putting your out rhythm out in so many different form factors, what would that do, tell me a little bit about what that would impact gross margins and what your operating margins there on the enterprise side.

Art Coviello:
Well, in terms of gross margins, it will, there is no cost associated with software. So, gross margin would actually go up. The ASP is obviously going to be less, but I think it just makes it that much easier for us, not only to do a better job renewing accounts, but also to get into the internal part of the enterprise as well, so you can use those devices for internal log on. So, the whole deal here is about expanding the numbers. The numbers are incredibly big, you know, 330 million in users inside the firewall. Less than one percent of one percent using strong authentication over time I think all of them have to.

So, if we’re not creating these opportunities, somebody else will. So, we want to be there first and we’ll trust in our ability to grow the volume to compensate for the actual decrease in ASP.

Horicio Cambrano:
All right, thank you.

Art Coviello:
Well, I would like to thank everyone for your time and attention on the call. Again, sorry the press release went out. Those things happen, I suppose. I appreciate your time and look forward to seeing many of you at our RSA conference in Japan which is being held in Tokyo on the 26 and 27 of this month. Thank you again. See you next quarter.

Operator:
This concludes today’s RSA Security first quarter 2006 financial results conference call. You may now disconnect.

END